February, 2000

Dear Shareholders,

         This letter updates you on our financial performance through the fourth quarter of 1999 and provides other news of Wintrust Financial Corporation. We are truly pleased with the progress made in 1999 and think we have significant momentum to carry us forward into the coming years.

SUMMARY OF RESULTS

     o Wintrust generated record earnings for the year (up 51%) and for the fourth quarter (up 35%);
     o In 1999, our pre-tax operating earnings increased 201% over 1998 and were over 13 times higher than our pre-tax earnings in 1997;
     o During 1999, we grew our assets by 25% over a year ago and since the inception of the first bank in December 1991, our annual compound growth rate has been 54%.
     o Accordingly, we continue to be one of the fastest growing de novo bank groups in the country, not only in assets, but in earnings as well;
     o Our return on average equity increased 33% for the year and it stood at 12.66% for the fourth quarter;
     o During 1999, all of our community banks reached record asset levels and improved upon their profitability;
     o First Insurance Funding had record growth in premium finance receivables volume;
     o Wintrust Asset Management, our trust and investment subsidiary, increased its assets under management to $442 million from $273 million at the end of 1998;
     o In October, we acquired Tricom, Inc. which adds another earning asset niche, bolsters our fee revenue and is accretive to our earnings per share;
     o Our asset quality remains strong, as the level of non-performing assets is very manageable and favorable compared to our peer group;
     o We recently announced the commencement of dividend payments with our first ever semi-annual cash dividend of $0.05 per common share payable in February;
     o We also announced the board's approval of a stock buyback program authorizing the purchase of up to 300,000 shares of the Company's common stock.

         In summary, it was a very good performance year for Wintrust Financial Corporation. While we feel that we have made excellent progress on our journey to improve profitability and franchise value, we feel in some respect like a mountain climber. That is, after climbing partially up the "mountain" we look down and realize how far we have come in such a short period of time, but we look up and see that we've only begun our climb and have many more lofty goals to reach.


DIVIDEND DECLARATION

         We are pleased to announce that your Board of Directors recently approved the first semi-annual cash dividend in the amount of $0.05 per share. The dividend is payable on February 24, 2000 to shareholders of record as of February 10, 2000. Given our increasing profitability levels and the fact that some investors have been with us for eight years, we are pleased to be commencing the payment of dividends. As a growing company, we still intend to retain the majority of our earnings to fund future growth and continue to build our franchise.

         The commencement of a dividend payment follows through on our commitment that dividends would be paid once we reached consistent levels of profitability. Annualized, this dividend payment represents about 9% of 1999's earnings. Most mature banking companies pay higher levels of dividends; however, as a younger, growth oriented company, our higher level of retained earnings will be utilized to support future growth.


STOCK BUYBACK AUTHORIZATION

         Additionally, the Board approved a stock buyback program authorizing the purchase of up to 300,000 shares of the Company's common stock, from time to time, in open market or privately negotiated transactions. The shares authorized to be repurchased represent approximately 3% of the Company's currently outstanding shares. Shares repurchased, if any, would be available for issuance under the Company's stock incentive plan, employee stock purchase plan and other corporate purposes. Such purchases, at a time when our stock is statistically cheap, would augment shareholder value.


FINANCIAL PROGRESS TO DATE

         Wintrust's fourth quarter earnings of 1999 increased to $2.8 million, up from $2.1 million during the same period in 1998, an increase of 35%. This equates to $0.32 per diluted common share for the three months ended December 31, 1999, up from $0.25 for the year ago quarter. The fourth quarter 1999 earnings include a non-recurring after-tax charge of approximately $100,000, or $0.01 per common share, for a severance payment related to the termination of a former officer of one of our bank subsidiaries.

         For the year ended December 31, 1999, Wintrust generated net income of $9.4 million compared to $6.2 million for the same period of 1998. Earnings per common share, on a fully diluted basis, for the twelve months of 1999 increased to $1.10 from $0.74 in 1998, a 49% increase.

         On the basis of pre-tax operating earnings, our performance is even better. As you are aware, prior to 1999 a large portion of our net income was a result of recording prior net operating tax loss benefits. As such, the comparison of pre-tax earnings is more illuminating as it relates to progress in our core business. Specifically, pre-tax operating earnings reached $14.2 million for the twelve months of 1999, an increase of $9.4 million, or 201%, over the same period a year ago and an increase of $13.1 million or 13 times over the 1997 pre-tax earnings level.

         Our strategy of investing heavily in the start-up of our de novo banks continues to pay off. The continuing maturation of our banks should lead to accelerated growth in our core earnings. Also, our Tricom acquisition has been immediately accretive to our bottom line since its addition in the fourth quarter of 1999.

         Growth in our major balance sheet categories also continues to look good. As of December 31, 1999, consolidated assets increased to $1.68 billion, or 25%, from $1.35 billion as of December 31, 1998. And since December 31, 1997, our consolidated assets have grown $626 million, or 59%. Our compound growth rate in assets over the past five years has averaged 37%.

         Loan demand continues to be strong. Consolidated net loans reached $1.28 billion as of December 31, 1999, an increase of $286 million, or 29% over the prior year. This is a result of steady loan origination in our core commercial loan portfolio, strong growth in our insurance premium finance business and the receivables generated by Tricom, Inc. since the October 1999 acquisition. Also, as of year-end 1999, consolidated deposits increased to $1.46 billion from $1.23 billion a year ago, a 19% increase.

         In our third quarter update letter, we stated that we had achieved our objective of being an "asset driven" organization. That is, the generation of loans is outpacing our growth in deposits. This is beneficial to the Company because it allows us to invest new deposit dollars in loans which bear higher interest rates than the alternative short-term investments. Being asset driven also allows us to be more competitive in designated markets where we want to increase market share because we are generating sufficient higher yielding assets to invest the new deposits. Through the fourth quarter of 1999, this trend has continued. Because of our strong loan generation during the past three quarters, we were able to provide the banks with additional liquidity by selling approximately $70 million of premium finance receivables to an unrelated financial institution at a pre-tax gain of over $1.0 million. We anticipate continuing this practice in the future as we balance growth and earnings.

PERFORMANCE VERSUS GOALS

         Your Board of Directors and management set high standards for ourselves and we want to be held accountable to you, the shareholders, for our performance and the attainment of our goals. Accordingly, we continue to publish the following goals for you to measure us by:

     o Core Net Interest Margin of 4 - 4 1/2 % o Net Overhead Ratio of 1 1/2 - 2 % o Return on Assets of 1 1/2 % o Return on Equity of 20 - 25 %

         The following table tracks the performance of these goals and our asset quality position for each of the quarters in 1999 as well as the fourth quarter of 1998. We have generally experienced improvement in these performance measures and have actually surpassed some of our goals already.

                                                                    Quarter Ended
                                   ---------------------------------------------------------------------------------
                                     December 31,     September 30,      June 30,     March 31,      December 31,
                                         1999              1999            1999          1999            1998
                                         ----              ----            ----          ----            ----
Core Net Interest Margin (1)            3.65%             3.59%           3.62%         3.66%           3.41%

Net Overhead Ratio                      1.89%             1.91%           2.04%         2.17%           2.24%

Return on Average Equity               12.66%            12.46%          11.55%         9.75%          11.09%

Return on Average Assets                0.68%             0.65%           0.62%         0.55%           0.63%

Non-Performing Assets
   as a percent of total assets         0.41%             0.38%           0.33%         0.37%           0.45%
 ------------------------

(1) By definition, our Core Net Interest Margin excludes certain discretionary investment leveraging transactions and the net impact of the Company's 9.00% Cumulative Trust Preferred Securities offering.

         Our cost control and asset quality ratios continue to improve. During the third quarter of 1999, we attained our goal of operating at a net overhead ratio of less than 2%. And in the fourth quarter we made further improvement on that performance measure. As we continue to grow into our existing overhead, we are able to more efficiently leverage our facilities and staff. We are also pleased with the low level of problem loans, which results from carefully monitoring and diversifying our credit risks.

         In a period of rising rates, growing the net interest margin continues to be our biggest challenge. During the fourth quarter of 1999, the prime rate increased again (that makes three times in 1999) and yields on U.S. Treasury bills steadily increased necessitating the need to raise certain deposit rates. This put increasing pressure on our net interest margin as our portfolio of assets generally takes longer to re-price than our deposit base. However, over time we believe that higher interest rates will be helpful to us in creating a higher net interest margin. Achieving our goal is primarily dependent upon controlling our funding costs and continuing to be a strong originator of a diversified loan portfolio. The Company's new specialty asset generation program (Community Advantage(TM)) that provides lending and deposit services to condominium, homeowner and community associations and our purchase of Tricom, Inc. will assist in improving our net interest margin. These new sources of business will provide good growth for our organization and diversify our loan portfolio.

         As a result of this progress, for the year of 1999, we have improved our earnings and have increased our return on equity to 11.6%, up from 8.7% in 1998. By balancing our growth and profitability, we should continue to make progress towards attaining our financial goals.


OUR 4TH QUARTER "RUN RATE" PROJECTS CONTINUED EARNINGS GROWTH

         Our core earnings trend through the fourth quarter of 1999 continues to improve. If we were to annualize the fourth quarter's net income and earnings per share, here's where we stand before any improvement in performance:

     o    Net income of $11.2 million
     o    Diluted earnings per share of $1.28

This represents a 19% increase in net income and a 16% increase in earnings per share over 1999 results, before any improvement. Most companies would be happy with these increases in year-over-year results but we have plans to continue to grow the earnings at a higher rate. If we were to factor in growth, which is reasonable given our track record, the continued maturation of our young franchise and the positive impact that the Tricom acquisition will have on our results, we conclude that Wintrust Financial Corporation should have another impressive year in 2000.


GROWTH STRATEGIES

         You  have   seen   these   strategies   before,   but  they  are  worth
repeating--future growth will come from a variety of current and new strategies:

     o Growing our current franchises by adding new customers (increased market share) and new branches (new markets);

     o Introducing new de novo banks in high opportunity markets that contain the right mix of demographic and competitive variables (high wealth, high big bank competition, low community bank competition);

     o Acquiring existing community banks in high opportunity markets and acquiring financial services firms to expand our portfolio of asset niches and fee revenues; and,

     o Utilizing the internet as a new distribution vehicle for current products and a portal to marketing and distributing new products;

         In 2000, we have plans for new branch openings for Lake Forest Bank & Trust, Hinsdale Bank & Trust, Libertyville Bank & Trust, and Barrington Bank & Trust. Lake Forest Bank & Trust's newest branch in Highwood serving Highwood, Fort Sheridan and Highland Park, should open during the first quarter of 2000 in a temporary facility while we begin construction on a permanent location. We also have an option to purchase a site for our seventh separately chartered de novo bank. Not wanting to give the competition any forewarning, we will keep that location a secret for the time being.

         Your management team and Board of Directors are dedicated to being disciplined with regard to pricing potential acquisitions so that they will be accretive to earnings per share. We will not acquire financial institutions just for the sake of growth through acquisition. Acquisition growth will need to fill strategic goals as to franchise location, additional diversified earning asset niches, fee-based business niches to supplement Wintrust's banking revenues or other meaningful objectives.


INTERNET INITIATIVE

We are  pleased to  announce  that  considerable  progress  has been made on our internet initiative. We believe that we will offer the most sophisticated internet banking service of any community bank. We also have a unique three-pronged internet strategy that is feasible given our asset-driven operating philosophy:

     1. Offer community banking financial products and services to existing and new bank customers via each bank's internet web site.

     2. Offer "private label" banking and financial products via the internet to participating affinity groups. Our first such program is to offer
          First Insurance Funding Corp.'s network of independent insurance agents financial products for themselves and their customers.

     3. Introduce a free-standing internet bank - i-netbank.com - to offer banking products outside of our market area. This should allow us to obtain deposit funding at targeted rates that will assist us in managing our asset/liability position, as well as offer products through strategic alliances where we would receive fee income.

We have made good progress in the development of our internet financial services web sites. New web sites for our community banks and First Insurance Funding will be completed shortly and on-line banking and bill pay are in the final stages of testing. A recent financial services web site article indicates that the three major complaints about current banks' web sites are "difficulty to navigate", "having to click through too many pages" and "confusing and distracting materials". We believe our new community bank sites' state-of-the-art navigation system allows users to "get where they want to go" quickly. First Insurance Funding's new web site also offers products and services that are unmatched in the industry.

         We are also dedicated to developing a top-notch operations and customer service group that will be responsible for servicing our new bank web sites. Since superior customer service is our mission, we believe providing unsurpassed back office customer service support is also critical to making our internet banking a success.

         This internet banking technology is the portal for future high tech distribution initiatives by Wintrust's community banks, First Insurance Funding, Wintrust Asset Management and Tricom. While most of our customers want the benefits of our old-fashioned banking service, there is a growing demand to provide these same services via the convenience of the internet. Our banks and other subsidiaries will be leaders in this area as well.


FIRST INSURANCE FUNDING CORP.

         First Insurance Funding Corp. (FIRST) generated record volume in 1999. With approximately $690 million in volume for the twelve months ending December 31, 1999, First Insurance Funding's volume grew by 40% over 1998. This unprecedented growth comes as a result of continued investments in technology, improved efficiency, and targeted sales and marketing. In 2000, we expect continued portfolio growth to come from internal growth and from our alliance with Premium Finance Holdings, a sales organization with which FIRST recently entered into joint marketing agreement.

         FIRST's new internet initiative will bring its customers a host of services currently unavailable in the premium finance industry, including on-line quoting, account information, sales and marketing materials and portfolio analysis. The improved service and accessibility offered by this new web site will allow FIRST's customers to more easily and efficiently quote, process and record loans, helping FIRST maintain its low overhead costs while growing its business. And providing financial services to the agents and the agent's customers is a value-added benefit that only FIRST can offer.


ASSET MANAGEMENT AND TRUST UPDATE

         Our trust and investment subsidiary, Wintrust Asset Management Company, continues to increase its assets under management and its march towards profitability. By the end of the fourth quarter, assets under management were just over $440 million. For the year, we have generated approximately $1.2 million in fee income and are now generating in excess of $120,000 in monthly fee income. We have assembled a very qualified staff of experienced trust and investment professionals at Wintrust Asset Management Company and they are poised to move the company to a higher level of growth in assets under management. Income generated from our trust and investment activities is an important source of fee income that will help Wintrust diversify its revenue base.

TRICOM, INC.

         Our newest member of the Wintrust family, Tricom, Inc., finances temporary help companies and administers their payrolls. This has been a growing business throughout the economic cycle, and the potential for further growth is outstanding. The credit loss experience of Tricom's strong management team has been excellent. We are very pleased to welcome the Tricom team aboard and look forward to their contributions to Wintrust's success.


STOCK PRICE PERFORMANCE

         The following graph depicts the significant annual growth in net income, net revenues and assets achieved by Wintrust Financial Corporation over the course of the past two years. Couple these growth results with solid credit quality, improving cost efficiencies and the unique story of our young company, and you would expect that our stock price would be ahead of its level of one year ago. Unfortunately, it is not. As the graph also shows, our stock price has performed in line with the composite Nasdaq Bank Index over the course of the last two years in spite of our well above average growth record. Wintrust, like other financial and small-cap stocks, has been left behind in this market which has favored high technology, internet, and ".com" companies.

         Companies historically are rewarded for consistent growth in profits and we think the market will recognize our performance as we continue to post positive trends. Our management, bank directors and their families own over 25% of our outstanding stock, so making Wintrust a rewarding investment is a high priority.

The graph included in this section portrays the percentage change of certain key performance data over a two year period from December 31, 1997 to December 31, 1999, as follows:

Net Income - growth of 95 percent
Net  Revenues - growth of 81 percent
Assets - growth of 59 percent

WTFC  Stock  Price - decline  of 10 percent
Nasdaq  Bank Index - decline of 19 percent

SUMMARY

         We  are  grateful  for  your  support  of  our   organization  and  are
enthusiastic about making the year 2000 another good year in terms of growth in earnings and assets.


                                  Yours truly,




                  John S. Lillard              Edward J. Wehmer
                  Chairman                     President and CEO







--------------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company's projected growth, anticipated earnings, earnings per share and other financial measure improvements, and stock price performance, all of which are based on estimates. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, unanticipated changes in interest rates that negatively impact loan growth, net interest income and the net interest margin, competition and the related pricing of loan and deposit products, future events that may cause unforeseen loan or lease losses, slower than anticipated growth of the loan/receivables portfolios and the deposit base, slower than anticipated development and growth of Tricom's business and of the new trust and investment business, unforeseen difficulties in integrating the Tricom acquisition, unforeseen changes in the temporary staffing industry, difficulties in adapting successfully to technological changes as needed to compete effectively in the marketplace, effectiveness of the Company's and its vendors' preparedness efforts toward processing date sensitive data associated with the Year 2000, and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.
--------------------------------------------------------------------------------